SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Amendment No. 1

FORM U5S/A

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2003

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

6363 Main Street, Williamsville, NY 14221

EXHIBITS

   A.    *(1)     Annual Report on Form 10-K for fiscal year ended September 30, 2003 filed December 29, 2003 (File No. 1-3880).

          (2)     National Fuel Gas Company 2003 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

         *(3)     National Fuel Gas Company Proxy Statement, dated and filed January 20, 2004 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

         (1)     National Fuel Gas Company

                    *i    Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Exhibit 3.1,
                          Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880).

                   *ii    National Fuel Gas Company By-Laws as amended on December 12, 2002, (Exhibit 3 (ii) designated as Exhibit ex99-1 for EDGAR purposes, Form 10-Q for quarterly period ended December 31, 2002 in File No. 1-3880).

         (2)     National Fuel Gas Distribution Corporation

                    *i    By-Laws, as amended March 11, 1998.  (Exhibit (2)i, designated as Exhibit ex99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988
                          (Exhibit B-1 in File No. 70-7478).

         (3)     National Fuel Gas Supply Corporation

                    *i    By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of United Natural Gas Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended
                          September 30, 1984).

                   *iv    Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended
                          September 30, 1987).

                    *v    Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply
                          Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (4)    Leidy Hub, Inc. (formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                   *ii    Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993.  (Exhibit (4)ii, designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999).

                  *iii    Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit (4)iii, designated as
                          Exhibit ex-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993).

         (5)     Seneca Resources Corporation

                    *i    By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit (5)iii, Form U5S for fiscal year ended September 30,
                          1984).

                   *iv    Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended September 30,
                          1984).

                    *v    Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976
                          (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984).

                   *vi    Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated
                          April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

            *vii  Articles of Merger and Plan of Merger of HarCor Energy, Inc. with and into Seneca Resources Corporation, filed August
                          31, 1999.  (Exhibit (5)vii, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999.)

           *viii  Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources Corporation filed August 31,
                          1999.  (Exhibit (5)viii, designated as Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999.)

                   ix  Amended and Restated Articles of Incorporation of Seneca Resources Corporation, as filed September 15, 2003.
                          Designated as ex99-49 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (6)     Empire Exploration Company

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-1 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Partnership Agreement, dated November 28, 1983, between Empire  Exploration, Inc. (now Seneca
                          Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30, 1984).

         (7)     Empire 1983 Drilling Program

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-2 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amendment of Certificate of Limited Partnership, dated December 21, 1983.  (Designated as Exhibit ex99-3 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                  *iii    Limited Partnership Agreement, dated November 28, 1983, among Empire Exploration, Inc. (now Seneca Resources
                          Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form U5S for fiscal year ended September 30, 1984).

         (8)     Empire 1983 Joint Venture

                    *i    Business Certificate for Partners, dated December 6, 1983.  (Designated as Exhibit ex99-4 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2001).

                   *ii    Joint Venture Agreement, dated December 6, 1983, between Empire Exploration, Inc. (now Seneca Resources
                          Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30,
                          1984).

         (9)      Highland Forest Resources, Inc. (formerly Highland Land & Minerals, Inc.)

                    *i    Certificate of Incorporation, dated August 19, 1982 (Exhibit (11)i, Form U5S for fiscal year ended September
                          30, 1985).

                   *ii    By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987).

                  *iii    Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land & Minerals, Inc. filed October
                          1, 1999.  (Exhibit (9)iii, designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *iv    Articles of Amendment of the Articles of the Corporation, dated June 8, 2000.  (Exhibit (9)iv, designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                     v    Certificate of Incorporation of Highland Pipeline & Resources Corp., dated January 20, 2003, designated as
                          Exhibit ex99-4 for EDGAR purposes.

                    vi    Certificate of Merger of Highland Forest Resources, Inc. with and into Highland Pipeline & Resources Corp.
                          dated February 3, 2003, designated as Exhibit ex99-5 for EDGAR purposes.

                   vii    By-Laws of Highland Forest Resources, Inc. (f/k/a Highland Pipeline & Resources Corp.) designated as Exhibit ex99-6 for EDGAR purposes.

      (10)     Data-Track Account Services, Inc.

                    *i    Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512).

                   iii    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-7 for EDGAR purposes.

      (11)     National Fuel Resources, Inc.

                    *i    Articles of Incorporation, dated January 9, 1991 (Exhibit (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

                   *ii    By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1992).

                   iii    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-8 for EDGAR purposes.

      (12)     Horizon Power, Inc. (formerly NFR Power, Inc.)

                    *i    Certificate of Incorporation, dated December 13, 1995.  (Exhibit (13)i, designated as Exhibit EX-3-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    By-Laws. (Exhibit (13)ii, designated as Exhibit EX-3-2 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 1999.)

                  *iii    Certificate of Amendment of the Certificate of Incorporation of NFR Power, Inc., dated June 20, 2001.
                          (Designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                    iv    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-9 for EDGAR purposes.

      (13)   Seneca Energy II, LLC

                    *i    Articles of Organization, dated February 23, 2000.  (Designated as Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amended and Restated Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

      (14)   Model City Energy, LLC

                    *i    Articles of Organization, dated February 11, 2000.  (Designated as Exhibit ex99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2001).

                   *ii    Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

      (15)   Energy Systems North East, LLC

                    *i    Certificate of Formation, dated September 26, 2000.  (Designated as Exhibit ex99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Liability Company Agreement, dated September 26, 2000 (Confidential Treatment Requested).

      (16)   Horizon Energy Development, Inc.

                    *i    Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *ii    By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1995).

      (17)   Horizon Energy Holdings, Inc.

                    *i    Certificate of Incorporation, dated April 1, 1998.  (Exhibit (14)i designated as Exhibit EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws.  (Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1998).

      (18)   Horizon Energy Development B.V. (formerly Beheeren-Beleggingmaatschappij Bruwabel B.V.)

                    *i    Articles of Incorporation (Exhibit (14), designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *ii    Notarial Record, dated December 4, 2001 (Exhibit (18)ii,   designated as Exhibit ex99-9 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2001).

      (19)    Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit ex99-9 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1996).

                   *ii    Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit ex99-10 for EDGAR purposes, Form
                          U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form
                          U5S/A for fiscal year ended September 30, 1996).

              *iv Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit ex99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                   *v     Notarial Deed, dated April 24, 2002 that adopted new Founder's Deed, dated April 24, 2002. (Exhibit 19 (v)
                          designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

       (20)    Teplarna Liberec, a.s.

                    *i    Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit ex99-12 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit ex99-13 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1997).

                  *iii    Articles of Association, dated June 21, 2001 (Exhibit (22)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

       (21)    Teplo Branany, s.r.o.

                    *i    Partnership Agreement, dated November 18, 1997.  (Exhibit (28)i, designated as Exhibit 99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

       (22)    Lounske tepelne hospodarstvi, s.r.o.

                    *i    Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999.  Designated as Exhibit
                          ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *ii    Founders Deed, dated November 15, 1994, as amended on December 13, 2001. (Exhibit 22 (ii), designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for the fiscal year ended September 30, 2002).

       (23)    ENOP, s.r.o.

                    *i    Founders Deed, dated December 19, 1995, as amended on December 13, 2001. (Exhibit 23 (i), designated as
                          Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

       (24)    United Energy, a.s.

                    *i    Notarial Record from Prvni severozapadni teplarenska, a.s., dated September 28, 1998.  (Exhibit (28) i, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *ii    Notarial Record from Severoceske Teplarny, a.s. dated September 28, 1998.  (Exhibit (28) ii, designated as
                          Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                  *iii    Court Resolution, dated December 9, 1999.  (Exhibit (28) iii, designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *iv    Court Resolution, dated July 13, 2000.  (Exhibit (28) iv, designated as Exhibit ex99-6 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2000.)

                    *v    Articles of Association, dated April 28, 1992, as amended on June 28, 2001 as amended on June 27, 2002.
                          (Exhibit 24 (v), designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2002).

       (25)    Upstate Energy Inc. (formerly Niagara Energy Trading Inc.)

                    *i    Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998.  (Exhibit (32)i, designated as Exhibit ex99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws as amended August 24, 1999.  (Exhibit (32)ii, designated as Exhibit ex99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

                   iii    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-10 for EDGAR purposes.

         * Incorporated herein by reference as indicated.

EXHIBITS (Continued)

       (26)    Roystone Gas Processing Plant Partnership

                    *i    Facility Construction, Ownership and Operating Agreement, dated November 1, 1994.  (Exhibit (33)i, designated as
                          Exhibit ex99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    Ratification and Joinder Agreement, dated September 1, 2002, (Exhibit 26 (ii), designated as Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

       (27)    Niagara Independence Marketing Company

                    *i    Certificate of Incorporation, dated September 17, 1997 (Exhibit (27)i, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   *ii    By-Laws as amended January 2, 2002. (Exhibit 27 (ii), designated as Exhibit ex99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2002).

                  *iii    Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara
                          Independence Marketing Company and Williams Independence Marketing Company  (Exhibit (27)iii, designated as
                          Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

       (28)    Seneca Independence Pipeline Company

                    *i    Certificate of Incorporation of Empire Oklahoma, Inc., dated April 16, 1996  (Exhibit (28)i, designated as
                          Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc., dated July 24, 1997
                          (Exhibit (28)ii, designated as Exhibit ex99-7 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 1997).

                  *iii    By-Laws amended September 20, 1999.  (Exhibit (35)iii, designated as Exhibit ex99-10 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

       (29)    Seneca Energy Canada Inc.

                     i    Certificate of Amendment and Articles of Amendment changing name of corporation from Player Resources LTD to
                          Seneca Energy Canada Inc., dated September 1, 2002.  Designated as Exhibit ex99-11 for EDGAR purposes.

                   *ii    Certificate of Amendment and Registration of Restated Articles dated 8/2/02. (Exhibit 30 (i), designated as
                          Exhibit ex99-14 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *iii    Articles of Amendment dated 8/2/02. (Exhibit 30 (ii), designated as Exhibit ex99-15 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2002).

                   *iv    Certificate of Amendment and Registration of Restated Articles dated 7/29/02. (Exhibit 30 (iii), designated as Exhibit ex99-16 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                    *v    Articles of Amendment dated 7/29/02. (Exhibit 30 (iv),   designated as Exhibit ex99-17 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2002.

                   *vi    Certificate of Amalgamation and Articles of Amalgamation, dated September 28, 2001 (Exhibit 33(i), designated as Exhibit ex99-13 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                  *vii    By-Laws No. 1, dated January 28, 1998 (Exhibit 33 (ii), designated as Exhibit ex99-14 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2001).

       (30)    Seneca Player Corp.

                    *i    Certificate of Incorporation of JN Acquisition Corp. dated October 26, 1999. (Exhibit 31 (i), designated as
                          Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Seneca Player Corp. dated December 19, 2001.
                          (Exhibit 31 (ii), designated as Exhibit ex99-19 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2002).

       (31)    3062782 Nova Scotia Company

                    *i    Certificate of Incorporation dated December 27, 2001. (Exhibit 32 (i), designated as Exhibit ex99-20 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Memorandum and Articles of Association of 306782 Nova Scotia Company dated December 27, 2001. (Exhibit 32
                          (ii) designated as Exhibit ex99-21 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

       (32)    3062783 Nova Scotia Company

                    *i    Certificate of Incorporation dated December 27, 2001. (Exhibit 33 (i), designated as Exhibit ex99-22 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Memorandum and Articles of Association of 3062783 Nova Scotia Company dated December 27, 2001. (Exhibit 33
                          (ii), designated as Exhibit ex99-23 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

       (33)    Horizon Energy Bulgaria Ltd.

                    *i    Articles of Association of One-Man Limited Liability Company dated August 25, 2001. (Exhibit 35 (i), designated as Exhibit ex99-26 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

       (34)    Sofia Energy EAD

                     i    Articles of Association of Sofia Energy EAD, Joint-Stock Company dated July 7, 2003.  Designated as Exhibit ex99-12 for EDGAR purposes.

       (35)    Montenero Energia S.r.l.

                     i    Incorporation of a Limited Liability Company dated November 6, 2002.  Designated as Exhibit ex99-13 for EDGAR
                          purposes.

       (36)    Kane Gas Processing Plant

                     i    Facility Construction, Ownership and Operating Agreement between Elkhorn Field Services Company and Five
                          Oaks, Inc. and East Resources, Inc. and Seneca Resources Corporation.  This document is subject to a request for confidential treatment under Rule 104 (b).

       (37)    Toro Partner LLC

                     i    Certificate of Formation of Toro Partner LLC dated April 30, 2003.  Designated as Exhibit ex99-14 for EDGAR
                          purposes.

                    ii    Limited Liability Company Agreement of Toro Partner LLC dated May 27, 2003.  Designated as Exhibit ex99-15 for EDGAR purposes.

       (38)    Toro Partners, LP

                     i    Amended and Restated Certificate of Limited Partnership of Toro Partners, LP dated June 4, 2003.  Designated as Exhibit ex99-16 for EDGAR purposes.

                    ii    Amended and Restated Agreement of Limited Partnership of Toro Partners, LP (undated).  Designated as Exhibit ex99-17 for EDGAR purposes.

       (39)    Toro Energy of Michigan, LLC

                     i    Certificate of Formation of Toro Energy of Michigan, LLC dated September 7, 1999.  Designated as Exhibit ex99-18 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Michigan, LLC dated July 24, 2003.  Designated as Exhibit ex99-19 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Michigan, LLC dated June 3, 2003.
                          Designated as Exhibit ex99-20 for EDGAR purposes.

       (40)    Toro Energy of Ohio-Statewide, LLC

                     i    Certificate of Formation of Toro Energy of Ohio-Statewide, LLC dated September 9, 1999.  Designated as
                          Exhibit ex99-21_ for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Ohio-Statewide, LLC dated July 24, 2003.  Designated as Exhibit ex99-22 for EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio-Statewide, LLC dated June 3,
                          2003.  Designated as Exhibit ex99-23 for EDGAR purposes.

       (41)    Toro Energy of Ohio, LLC

                     i    Certificate of Formation of Toro Energy of Ohio,,LLC dated September 1, 1999.  Designated as Exhibit ex99-24 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Ohio, LLC dated July 24, 2003.  Designated as Exhibit ex99-25 for
                          EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio, LLC dated June 3, 2003.
                          Designated as Exhibit ex99-26 for EDGAR purposes.

       (42)    Toro Energy of Kentucky, LLC

                     i    Certificate of Formation of Toro Energy of Kentucky, LLC dated September 1, 1999.  Designated as Exhibit ex99-27 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Kentucky, LLC dated July 24, 2003.  Designated as Exhibit ex99-28 for EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Kentucky, LLC dated June 3, 2003.
                          Designated as Exhibit ex99-29 for EDGAR purposes.

       (43)    Toro Energy of Missouri, LLC

                     i    Articles of Organization of Toro Energy of Missouri, LLC dated July 21, 1999.  Designated as Exhibit ex99-30 for EDGAR purposes.

                    ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-31 for EDGAR
                          purposes.

                   iii    Amended and Restated Regulations of Toro Energy of Missouri, LLC dated June 23, 2003.  Designated as Exhibit ex99-32 for EDGAR purposes.

EXHIBITS (Continued)

       (44)    Toro Energy of Maryland, LLC

                     i    Articles of Organization of Toro Energy of Maryland, LLC dated August 3, 1999.  Designated as Exhibit ex99-33 for EDGAR purposes.

                    ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-34 for EDGAR
                          purposes.

                   iii    Amended and Restated Regulations of Toro Energy of Maryland, LLC dated June 23, 2003.  Designated as Exhibit ex99-35 for EDGAR purposes.

       (45)    Toro Energy of Indiana, LLC

                     i    Articles of Organization of Toro Energy of Indiana, LLC dated November 14, 2000.  Designated as Exhibit ex99-36 for EDGAR purposes.

                    ii    Articles of Amendment to the Articles of Organization of Toro Energy of Indiana, LLC dated August 14, 2001.
                          Designated as Exhibit ex99-37 for EDGAR purposes.

                   iii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-38 for EDGAR
                          purposes.

                    iv    Amended and Restated Regulations of Toro Energy of Indiana,  LLC dated June 23, 2003.  Designated as Exhibit ex99-39 for EDGAR purposes.

       (46)    Toro Energy of Ohio-American, LLC

                     i    Articles of Organization of Toro Energy of Ohio-American,  LLC dated February 16, 2003.  Designated as
                          Exhibit ex99-40 for EDGAR purposes.

                    ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-41 for EDGAR
                          purposes.

                   iii    Amended and Restated Regulations of Toro Energy of Ohio-American,  LLC dated June 23, 2003.  Designated as
                          Exhibit ex99-42 for EDGAR purposes.

       (47)    ESPC, LLC

                     i    Articles of Organization of ESPC, LLC dated January 22, 2003.  Designated as Exhibit ex99-43 for EDGAR
                          purposes.

                    ii    Certificate of Amendment of the Articles of Organization of ESPC, LLC dated February 3, 2003.  Designated as
                          Exhibit ex99-44 for EDGAR purposes.

                   iii    Operating Agreement of ESPC, LLC dated February 6, 2003.  Designated as Exhibit ex99-45 for EDGAR purposes.

       (48)    SCPC, LLC

                     i    Articles of Organization of SCPC, LLC dated February 3, 2003.  Designated as Exhibit ex99-46 for EDGAR
                          purposes.

EXHIBITS (Continued)

                    ii    Operating Agreement of SCPC, LLC dated February 6, 2003.  Designated as Exhibit ex99-47 for EDGAR purposes.

       (49)    Empire State Pipeline

                     i    Second Amended and Restated Operating Agreement between St. Clair Pipeline Company Inc. and Empire State
                          Pipeline Company, Inc. dated September 27, 1996.  Designated as Exhibit ex99-48 for EDGAR purposes.

C. Indentures

         *   Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company)
             (Exhibit 2(b) in File No. 2-51796).

         *   Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401).

         *   Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No.
             1-3880).

         *   Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and
             The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No. 1-3880).

         *   Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and
             The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

         *   Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401).

         *   Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1993 in File No. 1-3880).

         *   Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the
             Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September
             30, 1996 in File No. 1-3880).

         *   Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         *   Officers Certificate Establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

EXHIBITS (Continued)

         *   Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA
             (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).

         *   Cerificate of Adjustment, dated September 7, 2001, to the Amended and Restated Rights Agreement dated as of April 30, 1999, between the Company and HSBC Bank USA (Exhibit 4, Form 8-K dated September 7, 2001 in File No 1-3880).

         *   Officers Certificate establishing 6.50% notes due 2022, dated September 18, 2002 (Exhibit 4, Form 8-K dated October 3, 2002 in File No. 1-3880).

         *   Officers Certificate establishing 5.25% notes due 2013, dated February 18, 2003 (Exhibit 4, Form 10-Q for the quarterly period ended March 31, 2003 in File No. 1-3880).

   D.    *   Tax Allocation Agreement pursuant to Rule 45(c) (Exhibit D, designated as Exhibit ex99-27 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002.

   E.   *(1) Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit E(1), designated as Exhibit ex99-9 for EDGAR purposes,
             Form U5S for fiscal year ended September 30, 1997).

        *(2) National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b).  (Exhibit E(2), designated as Exhibit ex99-15 for EDGAR purposes, Form U5S for fiscal year ended  September 30, 1998).

         (3) Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended December 31,
             2002 and for the quarter and year-to-date period ended September 30, 2003 filed pursuant to Rule 16.  These documents are subject to a request for confidential treatment under Rule 104(b).

   F.    (1) Seneca Resources Corporation - Canadian Operations consolidating Balance Sheet and Income Statement for the period ended
             September 30, 2003.  Designated as Exhibit ex99-3 for EDGAR purposes.

   G.   *(1) Organization chart showing relationship to United Energy, a.s., a foreign utility company.  (Exhibit G (1), designated as Exhibit ex99-17 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001.)

        *(2) Organization chart showing relationship to Horizon Power, Inc., an exempt wholesale generator.  (Exhibit G (2), designated as Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001.)

   H.    (1)  United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2002.  Designated as Exhibit ex99-1 for EDGAR purposes.

         * Incorporated herein by reference as indicated.

EXHIBITS (Concluded)

          (2)    Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2002. Designated as Exhibit
                 ex99-2 for EDGAR purposes.

          (3)    Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2003.  Designated as Exhibit
                 ex99-50 for EDGAR purposes.

          (4)    Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2003.
                 Designated as Exhibit ex99-51 for EDGAR purposes.

S I G N A T U R E

        The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                        NATIONAL FUEL GAS COMPANY

                                        By:   /s/ R. J. Tanski
                                            R. J. Tanski, Treasurer and
                                            Principal Financial Officer

                                        By:   /s/ K. M. Camiolo
                                            K. M. Camiolo, Controller and
                                            Principal Accounting Officer

Date:January 28, 2005

EXHIBIT INDEX

EX-99-50 Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2003.

EX-99-51 Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2003.